Exhibit 23

Consent of Independent Registered Public Accounting Firm

Hauppauge Digital, Inc.
Hauppauge, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8, filed with the Securities and Exchange Commission on April 28, 1997, October 4, 1999, September 29, 2000, December 2, 2002, September 24, 2003, May 11, 2004, December 17, 2004, December 14, 2006 and on Form S-3 filed with the Securities and Exchange Commission on December 14, 2006, respectively of Hauppauge Digital, Inc. and Subsidiaries (the “Company”), of our report dated December 21, 2007, on the consolidated financial statements of the Company which appears in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007. We also consent to the incorporation by reference of our report dated December 21, 2007 relating to the financial statement schedules, which appears in this Form 10-K.

BDO Seidman, LLP
Melville, New York

December 26, 2007